Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

(in thousands of dollars, except ratio data)

	Year Ended					Quarter Ended
	Dec 27, 2009	Dec 28, 2008	Dec 30, 2007	Dec 31, 2006	Dec 25, 2005	Mar. 28, 2010	Mar. 29, 2009
Fixed Charge Computation
Interest Expenses:
Net interest expense	$127,276	$157,385	$197,997	$93,664	$7,705	$40,767	$33,921
Plus Capitalized interest	200	192	468	2,148	636	13	35

Gross interest	127,476	157,577	198,465	95,812	8,341	40,780	33,956
Interest on Unrecognized Tax Benefits (1)	(920)	(9,478)	(7,270)	—		(1,502)	(2,086)
Amortization of debt discount	(7,442)	(4,911)	(2,352)	(1,174)	—	(2,365)	(1,791)
Interest Component of Rent Expense	5,501	6,098	5,679	5,287	1,428	—	—

Total Fixed Charges	$124,615	$149,286	$194,522	$99,925	$9,769	$36,913	$30,079

Earnings Computation
Income (loss) from Continuing Operations
Before Income Taxes	$89,411	$22,085	$(2,883,191)	$270,885	$263,227	$(2,586)	$(47,983)
(Earnings) Losses of Equity Investments	(2,130)	14,021	36,899	(4,951)	(712)	954	3,130
Impairment Related Charge Recorded by Equity Investee (2)	2,022	16,947	—	—	—	3,708
Interest on Unrecognized Tax Benefits	920	9,478	7,270	—		1,502	2,086
Distributed Income of Equity Investees	1,135	1,740	7,424	4,345	9,769	—	1,740
Add: Fixed Charges	124,615	149,286	194,522	99,925		36,913	30,079
Less: Capitalized Interest	(200)	(192)	(468)	(2,148)	(636)	(13)	(35)

Total Earnings as Adjusted	$215,773	$213,365	$(2,637,544)	$68,056	$271,648	$40,478	$(10,983)

Ratio Of Earnings to Fixed Charges (3)	1.73	1.43	—	3.68	27.81	1.10	—

(1)	The Company began recording the interest on unrecognized tax benefits in interest expense in fiscal 2007 when it adopted FIN 48.
(2)	Reflects the Company’s portion of loss related to an impairment and recorded in “Write-down of investments and land held for sale” in the Consolidated Statement of Income.
(3)	Earnings were inadequate to cover fixed charges by $2.8 billion for the year ended December 30, 2007 and the quarter ended March 29, 2009, as a result of non-cash impairment charges of $3.0 billion in 2007 and a loss from continuing operations in the first quarter of 2009.